Monday, February 28, 2000

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Announces Year End Earnings

Lakeville, Connecticut, February 25, 2000/PRNewswire...Salisbury Bancorp, Inc. (AMEX:SAL) (the "Company") the holding company for Salisbury Bank and Trust Company (the "Bank") reported fourth quarter earnings of $755,000 or $.50 per diluted share and net earnings of $2,693,000 or $1.78 per diluted share for the year ended December 31, 1999. This compares to fourth quarter earnings of $540,000 or $.34 per diluted share and net earnings of $2,318,000 or $1.47 per diluted share for the year ended December 31, 1998. The improvement in earnings can be attributed to an increase in net interest income-the result of growth in earning assets, the movement of interest rates and management's continuing efforts to control operating expenses.

Salisbury Bancorp, Inc. became the holding company for Salisbury Bank and Trust Company on August 24, 1998. The Bank is a community bank operating full service banking offices in Lakeville, Salisbury and Sharon, Connecticut. It has served the communities of Northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years.

The Directors of Salisbury Bancorp, Inc. also announced that a $.13 per share quarterly cash dividend for the first quarter of 2000 was declared at their February 25, 2000 meeting.

The quarterly cash dividend will be paid on April 28, 2000 to shareholders or record as of March 31, 2000. This compares to a $.12 per share dividend that was paid for the first quarter of 1999.


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